Exhibit 28(d)(xxv)

AMENDMENT NO. 3

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT is dated as January 14, 2013, by and between SUNAMERICA ASSET MANAGEMENT CORP., formerly AIG SunAmerica Asset Management Corp., a Delaware corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated June 16, 2003, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the Seasons Series Trust Multi Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio and Small Cap Portfolio. Schedule A is also attached hereto.

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
Multi-Managed Growth Portfolio	omitted

Multi-Managed Moderate Growth Portfolio	omitted

Small Cap Portfolio	omitted

Subadviser shall manage a portion of the assets of the Multi Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio and Small Cap Portfolio and shall be compensated as noted above.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President & CEO

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ SCOTT G. MORITZ
Name:	Scott G. Moritz
Title:	Vice President

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